UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G/A





                   Under the Securities Exchange Act of 1934
                         (Amendment No. _____1__________)*


                    	CANARGO ENERGY CORP.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		137225108
             -----------------------------------------------------
                                 (CUSIP Number)
				12/31/05
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. _137225108____                       13G



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


       INGALLS & SNYDER VALUE PARTNERS, L.P.
	133694561


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

	NEW YORK STATE


--------------------------------------------------------------------------------
     NUMBER OF      5.   SOLE VOTING POWER 	AS OF 12/31/05:	0
						AS OF 1/1/06: 	15,555,556

     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER  	AS OF 12/31/05:	15,555,556
      EACH        				AS OF 1/1/06: 0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER 		0
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER 	15,555,556

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	15,555,556

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.5%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G





Item 1.     (a)   Name of Issuer: 	CANARGO ENERGY CORP.

                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
			PO BOX 291
			ST PETER PORT
			GUERNSEY, C.I.  XOGV13RR
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:    INGALLS & SNYDER VALUE PARTNERS, LP

                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

			c/o INGALLS & SNYDER, LLC
			61 BROADWAY, NEW YORK NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:	NEW YORK STATE

                               -------------------------------------------------
            (d)   Title of Class of Securities:
			COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number: 137225108

                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        Not Applicable

(a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:
                                          ------15,555,556-----------------,

            (b) Percent of class:
                                 ---------6.5%-----------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
				AS OF 12/31/05:	0
				AS OF 1/1/06: 	15,555,556

                  (ii) Shared power to vote or to direct the vote
				AS OF 12/31/05:	15,555,556
				AS OF 1/1/06: 	0

                  (iii) Sole power to dispose or to direct the disposition of

                        -----------------0---------------------,


                  (iv) Shared power to dispose or to direct the disposition of

                        -----15,555,556----------------------------, and


            (d) Shares which there is a right to acquire:
                                                         ---------0----------.



Item 5.     Ownership of Five Percent or Less of a Class.



Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Shares reported under sole voting, shared voting and dispositive authority include 15,555,556 shares which are receivable under the assumed conversion of $14,000,000 par value of Canargo Senior Secured Convertible
Notes due 07/24/09, which are convertible at $.90/per share. Ingalls & Snyder Value Partners, LP ("ISVP") is an investment partnership managed under an investment advisory contract by Ingalls & Snyder LLC ("Ingalls"), a registered broker dealer and a registered investment advisor. At 12/31/05 Thomas O. Boucher Jr, a Managing Director of Ingalls, and Robert L. Gipson, a Senior Director of Ingalls, shared the right to vote securities owned by ISVP. Boucher and Gipson are the general partners of ISVP. At 1/1/06 Adam Janovic, a Senior Director of Ingalls became general partner of ISVP.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date: 1/17/06


INGALLS & SNYDER VALUE PARTNERS, LP

/S/ THOMAS O. BOUCHER, JR. /s/

----------------------------------
                      (Signature)*

THOMAS O. BOUCHER, JR.
GENERAL PARTNER
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).